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EXHIBIT 10(d)
                           AGREEMENT

     This  Agreement is entered between Piccadilly Cafeterias,
Inc. ("Piccadilly") and James W. Bennett ("Bennett") effective
September 28, 1994.

     Piccadilly and Bennett agree:

     1. The purpose of this Agreement is to conclude amicably the employment relationship that has existed between Piccadilly and Bennett.

     2. Bennett resigns from employment by Piccadilly effective September 27, 1994, and Piccadilly accepts this resignation with appreciation for Bennett's years of service to Piccadilly.

     3. Piccadilly will pay Bennett, as severance pay, an amount equal to his base salary for twelve months, or a total of $300,000. This amount will be paid in installments in such amounts as shall be specified by Bennett in writing and the full amount shall be paid within 24 months.

     4. To the extent allowed by law, the unexercised and unexpired stock options granted to Bennett in the Stock Option Agreements dated January 27, 1992 and May 18, 1992 shall remain available to him in accordance with the terms of such Stock Option Agreements notwithstanding his resignation from employment.

     5. For a period of two (2) years from the date of resignation, Bennett will be entitled to continued participation in Piccadilly's group health insurance plan on the same basis as that applicable prior to his resignation, except that Piccadilly will pay the full premium and will pay the $300 per person per year deductible if a claim is made.

     6. Piccadilly will promptly transfer to Bennett title to the Mercedes Benz automobile that has been heretofore furnished by Piccadilly for Bennett's use.

     7.    For  the  consideration  described  above,  Bennett
releases,  acquits and discharges Piccadilly,  its  directors, officers, employees, agents and insurers, and all other persons, firms and corporations, of and from any and all claims he may have against them arising out of his employment by Piccadilly and the termination of that employment, including any claims arising under contract or under federal or state law or regulation.

     8. Bennett will cooperate with Piccadilly in effecting an orderly transition, and will assist Piccadilly for a reasonable period of time and without additional compensation in connection with matters related to the period in which he served as an officer of the corporation and in which his knowledge is useful to the corporation.

     9. Both Piccadilly and Bennett will keep the terms of the Agreement confidential, and will not disclose such terms to any person except their accountants, taxing authorities, or as may be required by federal or state law or regulation.

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     10.  Bennett acknowledges that no promise, inducement  or
agreement not herein expressed has been made, that this Agreement contains the entire agreement between the parties, and that the terms of this document are contractual and not a mere recital.

Piccadilly Cafeterias, Inc.

By:    /s/ Paul Murril                         9/28/94
       Paul Murrill                             Date
   Chairman of the Board


       /s/ James W. Bennett                    9/28/94
       James W. Bennett                         Date